Tidal Trust III 485APOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 108 and Amendment No. 111, to the Registration Statement on Form N-1A of NestYield Total Return Guard ETF, NestYield Dynamic Income ETF and NestYield Visionary ETF, each a series of Tidal Trust III.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 2, 2025